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                                   EXHIBIT 99

UNITED SECURITY BANCORPORATION TO ACQUIRE GRANT NATIONAL BANK; BANK HAS TWO BRANCHES WITH $32 MILLION IN ASSETS IN CENTRAL WASHINGTON.

         Spokane WA - March 24, 1998 - United Security Bancorporation (NASDAQ:
USBN) today announced it has reached a definitive agreement to acquire Grant National Bank, which is headquartered in Ephrata, Washington and has a second branch in Moses Lake, WA. Grant National will retain its own name, staff and Board of Directors. It will join the Bancorporation's existing family of community banks - United Security Bank, Home Security Bank, and Bank of Pullman
- as its fourth independent banking subsidiary. With the Grant acquisition, USBN will have a total of 26 community bank branches.

         Based on yesterday's closing price of United Security Bancorporation, Grant National Bank shareholders will receive approximately 14 shares of United Security Bancorporation common stock for each share of Grant National they currently own. Total consideration paid will be approximately $10 million - or about 2.9 times Grant's 1997 year-end book value. The 33,000 shares of Grant National are primarily owned by residents of Grant County and do not trade on an exchange. The transaction, which has been approved by the boards of directors of each company, is expected to be completed in the third quarter of 1998 subject to approval by Grant National shareholders and regulatory agencies. It will be treated as a pooling of interests for accounting purposes.

         Grant National Bank had approximately $33 million in total assets, $30 million deposits, and $21 million in loans at December 31, 1997. United Security Bancorporation had total assets of $350.5 million, total deposits of $307.6 million, and loans of $226.7 million at year end.

         "Using conservative growth assumptions, and factoring in minimal provision for operating cost savings, we expect this acquisition of Grant National to be accretive to earnings during 1999 and cause only minor dilution to earnings in the first year," noted Chairman and Chief Executive Officer, William C. Dashiell. "Ephrata is the county seat of Grant County and has a stable business and farm economy. Moses Lake is, among other things, site of one of the longest airport runways in the US and we believe the area has excellent potential." Both Grant National and United Security focus on small business banking and superb customer service.

         "USBN's 1997 acquisition of five branches from Wells Fargo (NYSE: WFC) included a small office in Moses Lake. We will be studying customers' banking preferences and involve them in our ultimate decision regarding consolidation of our staffs. We intend to provide our market area and employees the best possible opportunities. And, we will continue to evaluate additional, appropriate partners to join the USBN banking family," Dashiell said.

         "Grant National is a logical expansion of our presence in central Washington. Larry Mitson, Grant's president, and his excellent staff have extensive experience and will play an integral part in helping grow our franchise in this region," said Richard C. Emery, President and Chief Operating Officer. "Larry and I started out as bank trainees together at Old National Bank in 1963 and we have been close personal and professional friends for years. Larry is widely known for his successes at Old National and Farmers & Merchants Banks in Spokane, at


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Community State Bank in Blaine, and at Ben Franklin Bank in Pasco. We are
excited about bringing him and his team under the United Security Bancorporation banner."

         "Personally, I'm very pleased to be joining United Security," Mitson said. "I have enormous respect for the team of Bud Dashiell and Rich Emery's banking talents and have been impressed by United Security's growth over the past several years. Our two organizations will form a very effective combination that is dedicated to customer service, community businesses, customer banking and community involvement. I am confident our employees and customers will be right at home in joining USBN."

         Founded in 1989, nationally-chartered Grant National had total equity of $3.4 million at December 31, 1997. Grant's return on average assets was 1.4% and its return on average equity was 13.5% for 1997.

         United Security Bancorporation is a multi-bank holding company. Its three banking subsidiaries include United Security (based in Spokane), Home Security (based in the Yakima Valley) and Bank of Pullman (based in Pullman, near the Idaho border). USBN has 24 branch offices - 23 in Central and Eastern Washington and one in Idaho. In addition, the company owns USB Insurance, a full-line insurance agency, USB Mortgage, a mortgage company, and USB Leasing, a commercial leasing company. USBN closed at $20.75 in trading on the NASDAQ national Market System yesterday, March 23.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including regulatory approval, completion of the due diligence process, success of acquiring new locations and integrating newly-acquired branches, additional expansion opportunities, the effect of changing economic conditions, product demand, changes in the regulatory environment, and other risk factors detailed in the company's Securities and Exchange Commission filings.


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